GRIFFIN CAPITAL CREDIT ADVISOR, LLC

PROXY VOTING

Policy

Griffin, as a matter of policy and as a fiduciary to the Fund, has the responsibility for voting proxies for securities held by the Fund consistent with the best interests of the Fund. The Adviser has delegated the voting responsibility for the Fund’s Sub-Adviser. The Sub-Adviser maintains written policies and procedures as to the handling, voting and reporting of proxies. The Adviser shall cause the Fund to make appropriate disclosures about the Fund’s proxy policies and practices and the availability of the Fund’s proxy voting record.

Background & Description

In Proxy Voting by Investment Advisers, Investment Advisers Act Release No. 2106 (January 31, 2003), the SEC noted that, “The federal securities laws do not specifically address how an adviser must exercise its proxy voting authority for its clients. Under the Advisers Act, however, an adviser is a fiduciary that owes each of its clients a duty of care and loyalty with respect to all services undertaken on the client’s behalf, including proxy voting. The duty of care requires an adviser with proxy voting authority to monitor corporate events and to vote the proxies.”

Rule 206(4)-6 under the Advisers Act requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

●	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the clients’ best interests. Such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;

●	Disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and

●	Describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures.

Rule 206(4)-6 is supplemented by Investment Advisers Act Release No. 5325 (September 10, 2019) (“Release No. 5325”), which contains guidance regarding the proxy voting responsibilities of investment advisers under the Advisers Act. Among other subjects, Release No. 5325 addresses the oversight of proxy advisory firms by investment advisers. Additionally, paragraph (c)(2) of Rule 204-2 imposes additional recordkeeping requirements on investment advisers that execute proxy voting authority, as described in the Books and Records section of this Compliance Manual.

The Advisers Act lacks specific guidance regarding an adviser’s duty to direct clients’ participation in class actions. However, many investment advisers adopt policies and procedures regarding class actions. The Sub-Adviser is responsible for exercising voting authority over securities held by the Fund consistent with the Fund’s best interests, which is viewed as making a judgment as to what voting decision (including a decision not to vote) is reasonably likely to maximize total return to the Fund. The Sub-Adviser maintains proxy voting policies and procedures consistent with SEC Rule 206(4)-6 of the Advisers Act.

Procedures

The Adviser has adopted procedures to implement the proxy voting policy and to monitor and ensure its policy is observed and amended or updated, as appropriate, which include the following.

General Voting Procedures and Guidelines

The Adviser has delegated the voting responsibility for the Fund to the Sub-Adviser. The Sub-Adviser maintains proxy voting policies and procedures consistent with SEC Rule 206(4)-6 of the Advisers Act. The Sub-Adviser votes proxies for the Fund in a manner consistent with its proxy voting policies and procedures, and any written instructions from the Adviser or the Fund. As a fiduciary, the Sub-Adviser has a duty to monitor corporate events and to vote proxies, as well as a duty to cast votes in the best interest of its clients, including the Fund, and not to subrogate client interests to its own interests. To meet its fiduciary obligations, the Sub-Adviser seeks to ensure that its votes proxies in the best interest of its clients, including the Fund, and address how it will resolve any conflict of interest that may arise when voting proxies.

The Sub-Adviser intends to vote proxies on behalf of the Fund either in accordance with management recommendations, or otherwise in the best interests of the Fund, taking into account such factors as it deems relevant in its sole discretion. The Sub-Adviser’s proxy voting policy is designed to ensure that if a material conflict of interest is identified in connection with a particular proxy vote, that the vote is not improperly influenced by the conflict. Conflicts of interest will arise from time to time in relation to proxy voting requirements. The Sub-Adviser shall monitor all proxies for any potential conflicts of interest. If a material conflict of interest arises, the Sub-Adviser will determine what is in the best interests of the Fund and will seek to take appropriate steps to eliminate any such conflict.

The Adviser expects the Sub-Adviser to vote proxies according to its stated proxy voting policy and in the best interest of shareholders. The Sub-Adviser may refrain from voting Fund proxies if:

●	the voting materials are not received in sufficient time to allow proper analysis or an informed vote by the voting deadline; and

●	it determines the cost of voting will likely exceed the expected potential benefit to the Fund; or the securities are of a de minimis amount

The Sub-Adviser must notify the Adviser of votes contrary to its general guidelines and document the rationale for any such vote, votes on non-routine matters and instances where the Sub-Adviser refrains from voting. The Sub-Adviser provides the Adviser and Fund with periodic reporting related to its proxy voting practices, votes cast and any votes which are voted contrary to its respective guidelines.

Conflicts of Interest

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that conflicts of interest may arise from time to time in relation to proxy voting requirements. The Sub-Adviser is responsible for identifying, prior to each proxy vote, material actual or potential conflicts between its interests, its affiliates, or employees and the interests of the Fund. A conflict between the Sub-Adviser and any client, including the Fund, can arise in a number of situations. The following non-exclusive examples illustrate conflicts of interest that could arise:

●	undue influence upon the Sub-Adviser or its affiliates, whether exerted by an internal or external party (such as agents of the issuer);

●	A failure to vote in favor of a position supported by management may harm the relationship the Sub-Adviser or its client have with the company;

●	A failure to vote in favor of a particular proposal may harm the relationship the Sub-Adviser or a client has with the proponent of the proposal;

●	A failure to vote for or against a particular proposal may adversely affect a business or personal relationship, such as when an officer of the Sub-Adviser has a spouse or other relative who serves as a director of the company, is employed by the company or otherwise has an economic interest therein;

●	existing or prospective clients or other relationships involving the issuer or the executive officers of the issuer (e.g., changes to prospectus, board of directors, etc.); or

●	Conflicts arising from investment positions held by affiliates of the Sub-Adviser.

Form N-PX

The Adviser shall cause the Fund to file an annual report of proxies voted with respect to portfolio securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.

Disclosure

The Adviser will provide conspicuously displayed information in the Fund’s registration statement and annual report to shareholders describing the policy and procedures used by the Adviser to vote proxies on behalf of portfolio securities, including a statement that shareholders may request information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30th.

The Adviser will also provide a statement in the Fund’s semi-annual report to shareholders notifying shareholders that a description of the policies and procedures that the Fund uses to vote proxies relating to portfolio securities is available without charge upon request. Additionally, the Fund’s semi-annual report will also include a statement notifying shareholders that information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30th is available without charge upon request.

Requests for Information

All requests for information regarding proxy votes, or policies and procedures, received by any Adviser employee, officer, or director should be forwarded to the CCO. In response to any request from a Fund shareholder, the CCO will prepare a written response with the information requested.

Recordkeeping

The Adviser relies on the Sub-Adviser to maintain proxy voting records in accordance with the SEC’s five-year retention requirements including: (i) the Sub-Adviser’s policy and any amendments; (ii) proxy materials; (iii) a record of each vote that it casts (and any decisions to refrain from voting); (iv) any document created that was material to making a decision how to vote or that memorializes that decision; (v) records reflecting the resolution of conflicts of interest; and (vi) client requests for the policy or proxy voting information, and the firm’s response. The CCO shall retain the following proxy records in accordance with the Adviser’s Recordkeeping Policy:

●	These policies and procedures and any amendments;

●	The Sub-Adviser’s proxy voting policies and procedures;

●	Each proxy statement that the Adviser receives;

●	A record of each vote that the Adviser casts;

●	A record of votes cast by the Sub-Adviser on behalf of the Fund (form N-PX);

●	Any specific documents prepared or received in connection with a decision on a proxy vote; and

●	A copy of each written request for information on how the Adviser voted such proxies, and a copy of any written response.

Responsibility

Compliance has responsibility for implementation and monitoring of the Adviser’s proxy voting policy and procedures. In addition to periodically reviewing proxy votes cast by the Sub-Adviser on behalf of the Fund, Compliance should also periodically review the Sub-Adviser’s proxy voting policy and procedures. The Sub-Adviser is responsible for exercising voting authority over securities held by the Fund consistent with the Fund’s best interests, which is viewed as making a judgment as to what voting decision (including a decision not to vote) is reasonably likely to maximize total return to the Fund.

BCSF ADVISORS, LP

PROXY VOTING

Introduction

As a fiduciary, Bain Capital Credit has a duty to monitor corporate events and to vote proxies, as well as a duty to cast votes in the best interest of its clients* and not to subrogate client interests to its own interests. To meet its fiduciary obligations, Bain Capital Credit seeks to ensure that Bain Capital Credit votes proxies in the best interest its clients and addresses how Bain Capital Credit will resolve any conflict of interest that may arise when voting proxies. This policy attempts to generalize a complex subject and Bain Capital Credit may, from time to time, determine that it is in the best interests of its clients to depart from specific policies described herein.

Compliance is responsible for ensuring that clients have access to (i) a description of Bain Capital Credit’s proxy voting policies and procedures and how the clients may, upon request, obtain a copy of the proxy voting policies and procedures; and (ii) instructions about how a client may obtain information as to how Bain Capital Credit voted the client’s securities. Operations is responsible for responding to requests regarding the proxies voted by Bain Capital Credit.

Conflicts of Interest

Bain Capital Credit recognizes that conflicts of interest may arise from time to time in relation to proxy voting requirements. A conflict between Bain Capital Credit and any client can arise in a number of situations. The following non-exclusive examples illustrate conflicts of interest that could arise.

●	A failure to vote in favor of a position supported by management may harm the relationship Bain Capital Credit or a client has with the company;

●	A failure to vote in favor of a particular proposal may harm the relationship Bain Capital Credit or a client has with the proponent of the proposal;

●	A failure to vote for or against a particular proposal may adversely affect a business or personal relationship, such as when an officer of Bain Capital Credit has a spouse or other relative who serves as a director of the company, is employed by the company or otherwise has an economic interest therein; or

●	Conflicts arising from investment positions held by affiliates.

*	With respect to clients that are Regulated Funds for whom Bain Capital Credit serves as adviser or sub-adviser, Bain Capital Credit will coordinate with such Regulated Funds’ adviser (if applicable) and the Regulated Funds to determine the appropriate party for voting proxies (i.e. whether the Regulated Funds’ policies and procedures delegate proxy voting responsibility to Bain Capital Credit).